Exhibit 99.1

McDermott Provides Fourth Quarter Financial Update and 2004 Outlook

    HOUSTON--(BUSINESS WIRE)--March 1, 2004--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today provided a preview on major items expected in its fourth quarter 2003 earnings release based upon management's unaudited review. In addition, the Company provided an outlook for its consolidated businesses for the full year 2004.
    The Company plans to release its financial results for the fourth quarter and full year 2003 during the evening of March 11, 2004, with a conference call to occur March 12, 2004 at 10:00 a.m. (EST). The Company invites investors to listen to the call live or to the replay, both available on McDermott's website, www.mcdermott.com, in the investor relations section. As a matter of practice, Company management does not engage in private conversations with investors from the end of a quarterly period until earnings are actually released.

    Major items of note expected in fourth quarter 2003 earnings include:

    B&W Revaluation: McDermott expects the non-cash, after-tax revaluation associated with The Babcock & Wilcox Company's ("B&W") Chapter 11 settlement to be an expense of approximately $10 million in the fourth quarter. The increase in the settlement expense during the fourth quarter was primarily due to the improvement in McDermott's stock price from $5.71 per share at September 30, 2003 to the year-end closing price of $11.95 per share. This revaluation expense will continue to fluctuate on a quarterly basis until the B&W bankruptcy is resolved, and management does not consider it reflective of its business operations.
    J. Ray: The marine construction services segment, consisting of J. Ray McDermott, S.A. ("J. Ray"), is expected to report fourth quarter 2003 revenues of approximately $430 million and an operating loss in the range of $55-$60 million. Certain projects previously disclosed by management are expected to be included in J. Ray's fourth quarter 2003 operating loss, including anticipated losses on the Front Runner spar, the Carina Aries project in Argentina and the Belanak FPSO project in Batam Island, aggregating approximately $59 million. In addition, J. Ray and its insurers resolved certain claims by a customer, which resulted in a charge to J. Ray of approximately $5 million. Although the following items do not meet the criteria for recording in J. Ray's December 31, 2003 financial statements, J. Ray believes it has an opportunity to recover up to $25 million of the losses incurred during 2003 ("Potential Recoveries") through customer change orders, negotiated settlements or legal proceedings. The timing of any such recovery is uncertain. Although McDermott can provide no assurance that it will recover any of the Potential Recoveries, any such recovery would positively impact J. Ray's operating income in the period in which it is received.
    BWXT: The government operations segment, consisting of BWX Technologies, Inc. ("BWXT"), is expected to report fourth quarter 2003 revenues of approximately $150 million and operating income in the range of $19-$21 million, including a reimbursement of corporate expense of approximately $4.5 million and equity income from investees of approximately $9 million.
    Corporate: Unallocated corporate expenses are expected to be approximately $24 million, including nearly $19 million in non-cash pension expense.
    Other: Consolidated net interest expense is expected to be approximately $7 million, due to increased borrowings and interest expense associated with J. Ray's 11 percent, 10-year senior secured note offering completed in early December and low interest rates earned on the Company's cash investments. The Company's provision for income taxes is expected to be approximately $2-$4 million.
    Consolidated: On a consolidated basis, McDermott International, Inc. expects to record a net loss from continuing operations for the fourth quarter in a range of $77-$84 million.

    2004 Operational Outlook

    McDermott's management expects that its 2004 financial results will continue to reflect J. Ray's turnaround process. Management is continuing its practice of not providing specific earnings per share guidance but is providing this operational update on its consolidated businesses and major categories.
    J. Ray: J. Ray's current backlog of signed contracts at December 31, 2003 was approximately $1.4 billion. This backlog is anticipated to produce 2004 revenues of approximately $0.9 billion, not including any additional contracts that may be awarded and performed during the year. Approximately $0.2 billion of this amount is revenue from contracts currently, and expected to remain, in a loss position. J. Ray has bids for new contracts outstanding in the $1.9 billion range, and it expects to book additional work during 2004, which would contribute to revenue and operating income. However, the timing and certainty of these potential contracts are not known. Without awards of additional contracts or the benefit of Potential Recoveries, the current backlog of work for 2004 alone would be insufficient to produce meaningful operating income at J. Ray. Several contracts expected to be signed in the fourth quarter 2003 experienced delays, which will impact our 2004 results. The delay of these awards is expected to have a greater impact on the first and second quarters of this year. As previously announced, excluding asset sales, J. Ray anticipates incurring negative cash flows for three of the four quarters in 2004. Although J. Ray completed a $200 million senior secured note offering in early-December, it has yet to complete the anticipated letter of credit facility. As a result, J. Ray's liquidity has been, and will continue, to be strained due to its cash losses and lack of a letter of credit capacity. J. Ray intends to improve its liquidity position through a new letter of credit facility, and sales of non-strategic assets.
    BWXT: BWXT is expected to continue producing strong financial results. Its year-end 2003 backlog of approximately $1.8 billion is expected to produce 2004 revenues of approximately $515 million, not including any new contracts that may be awarded during the year. BWXT's strong commitment to cost containment, in addition to the potential for new service contract awards, leads management to believe operating margins should remain consistent with 2003 levels, on a comparable basis.
    Corporate: The Company expects to incur 2004 unallocated corporate expenses in the range of $75-$80 million, with non-cash pension expense representing approximately $63 million of that range.
    Other items: Consolidated interest expense is expected to increase in 2004 to approximately $35 million, largely due to the December 2003 issuance of J. Ray's $200 million, 11 percent 10-year senior secured notes and the fees associated with BWXT's three-year $135 million revolving credit facility. The Company does not expect to receive a tax benefit from the interest expense incurred by J. Ray. Interest income is expected to be roughly the same as 2003. The Company and its subsidiaries pay various forms of tax in numerous different jurisdictions. It is extremely difficult to accurately forecast a tax rate or tax amount for the full year.

    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott International, Inc. cautions that all statements in this press release which are forward-looking and involve risks and uncertainties that may impact McDermott's actual results of operations. Forward-looking comments contained in this release include the expected date of the Company's earnings release, the major items and amounts expected in that earnings release and the expectations associated with the Company's 2004 operational outlook. Although McDermott's management believes that the expectations reflected in those forward-looking statements are reasonable, McDermott can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report on Form 10-K for the year ended December 31, 2002 and its reports on Form 10-Q which are filed quarterly.

    CONTACT: McDermott International, Inc.
             Jay Roueche, 281-870-5011
             jroueche@mcdermott.com
             www.mcdermott.com